EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
January 23, 2015

Centrus’ American Centrifuge Technology
Demonstration and Operations Agreement Extended
- Oak Ridge National Laboratory exercises six-month option to continue demonstration and operation of sole U.S. uranium enrichment technology -

BETHESDA, Md. - Centrus Energy Corp. (NYSE: LEU) announced today that UT-Battelle, LLC, as operator of the U.S. Department of Energy’s Oak Ridge National Laboratory (ORNL) has exercised its option to extend the American Centrifuge Technology Demonstration and Operations Agreement (ACTDO Agreement) by six months from March 31 to September 30, 2015. ORNL had previously exercised an option to extend the agreement through March 31, 2015.
Centrus, which has invested more than $2.5 billion to develop the only U.S.-origin uranium enrichment technology available for national and energy security purposes, acts as a subcontractor to ORNL through its wholly owned subsidiary American Centrifuge Operating, LLC. The national laboratory has been tasked by the Department of Energy (DOE) to assist in developing a path forward for achieving a reliable and economic domestic uranium enrichment capability that supports national security.
The ACTDO Agreement requires the company to furnish technical reports and data to ORNL from the cascade operations at Centrus’ Piketon, Ohio, facility and from the core American Centrifuge research and technology activities at Centrus’ Oak Ridge, Tenn. facilities.
“Our American Centrifuge team continues to make solid progress executing the ACTDO agreement,” said Steven R. Penrod, vice president, American Centrifuge. “We are operating a cascade of machines and demonstrating this remarkable uranium enrichment technology that is capable of supporting our country’s national security objectives. We appreciate ORNL’s confidence in our team’s work through their support of this six-month extension.”
Under the extended subcontract, Centrus will continue these operations in Ohio and Tennessee. The FY2015 omnibus appropriations bill signed by President Obama on December 16, 2014, provides $97.2 million in funding for domestic uranium enrichment research, development and demonstration. This appropriation provides funding for the continuation of the ACTDO Agreement for the remainder of the federal government’s fiscal year through September 30, 2015. A bipartisan consensus in Congress and the administration recognized the importance of maintaining the American Centrifuge technology for national and energy security purposes.
The ACTDO Agreement is a firm fixed-price contract. The agreement provided two options to extend the contract for six months, each at a price of $41.7 million for each option period. The total price of the contract including options is approximately $117 million.

Pursuant to the FY2015 omnibus appropriations bill, DOE is currently examining long-range options for meeting the government’s need for enriched uranium to support national security. DOE is expected to report its findings to Congress later this year. Centrus remains committed to working closely with DOE and Congress to maintain and deploy this technology to serve national security and energy security needs.
About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants. Centrus is working to deploy the American Centrifuge technology for commercial needs and to support U.S. energy and national security.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, uncertainty regarding our ability to commercially deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided during the term of the agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory (“ORNL”) for continued research, development and demonstration of the American Centrifuge technology (the “ACTDO Agreement”), including for any option periods, or upon completion of such agreement; risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken (including as a result of the reduction in scope of work under the ACTDO Agreement as compared to the scope of work under the prior agreement signed with DOE in June 2012 (the "Cooperative Agreement") or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to ORNL or as a result of the need to raise additional capital to finance the project in the future; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; changes to, or termination of, our agreements with the U.S. government; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 (“10-K”) and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.
Contact:
Media: Jeremy Derryberry (301) 564-3392
Investors: Steven Wingfield (301) 564-3354